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                                                                   EXHIBIT 24.2

The Stockholders and Board of Directors
United Road Services, Inc.:

  We consent to the use of our reports on United Road Services, Inc. and subsidiaries, Northland Auto Transporters, Inc. and Northland Fleet Leasing, Inc., Falcon Towing and Auto Delivery, Inc., Smith-Christensen Enterprises, Inc. and subsidiary, Caron Auto Works, Inc. and Caron Auto Brokers, Inc., Absolute Towing and Transporting, Inc., ASC Transportation Services and subsidiary, Silver State Tow and Recovery, Inc., MPG Transco, Ltd., Pilot Transport, Inc., E&R Towing & Garage, Inc. and subsidiaries, Environmental Auto Removal, Inc., Neil's Used Truck & Car Sales, Incorporated, 5-L Corporation and ADP Transport, Inc., Car Transporters Corporation, Schroeder Auto Carriers, Inc., Keystone Towing, Inc., Fast Towing, Inc., and Alert Auto Transport, Inc., included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP

Albany, New York
April 21, 1999